Exhibit 99.1

Earth Products and Technologies, Inc. Has Completed Stock Exchange Agreement with American Federal Mining Group, Inc.

Salt Lake City and Los Angeles—(September 18, 2006)—Earth Products and Technologies, Inc. (“EPAT”), a Nevada corporation (OTCBB:EPTI) has announced that it has closed the Stock Exchange Agreement with American Federal Mining Group, Inc. (“AFMG”), and the shareholders of AFMG.   As a result, AFMG is now a wholly-owned subsidiary of EPAT.

AFMG is an Illinois holding corporation that is engaged in the acquisition, exploration and extraction and development of mining properties, through its subsidiaries, in the Inner Mongolia region of the People’s Republic of China (PRC).   AFMG owns 100% of Inner Mongolia Wulatehou Banner Qianzhen Mine-Processing Co., Ltd. (“Qianzhen Mining”), a PRC limited liability company.   AFMG and Qianzhen Mining together own 100% of Inner Mongolia Xiangzhen Mining Industry Group Co., Ltd. (“Xiangzhen Mining”), a PRC limited liability company.  Xiangzhen Mining also holds 99% of Xinjiang Wuqia Tianzhen Mining Industry Co., Ltd. (“Tianzhen Mining”), with the remaining 1% held by AFMG’s President, Yu Xiao-Jing.  AFMG’s subsidiaries are engaged in the mining, mineral processing and distribution of fluorite, copper, zinc, lead and other mineral products.

EPAT issued a total of 20,000,000 shares of its restricted common stock to the shareholders of AFMG in exchange for all of the capital stock of AFMG, which represents approximately 93.9% of the 21,297,700 shares of common stock outstanding following the transaction.  At the closing, John W. Peters and Ariika M. Bryner resigned as officers and directors, and Yu Xiao-jing and Xu Xue-ming were appointed as directors and President and CEO, and COO, respectively, of EPAT.    In addition, Cui He-lin and Yang You-ming were appointed as additional directors and the following additional officers were appointed:  Yue Cai-jun – Chief Financial Officer and Dang Yu – Secretary.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995:  The statements in this press release that relate to the Company’s expectations in the future with respect to transactions, sources of capital or operations, operating results or strategies, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  Such statements are made by the Company based on knowledge of the circumstances at the present time, but the results anticipated by any and all of these forward-looking statements may not occur or may differ materially from the statements expressed.